[English Translation]	Exhibit (10)(bk)
Solid partners, flexible solutions

CONFIDENTIAL Mefiag B.V. Attn. the Management Magnesiumweg 2 8445 PJ Heerenveen

Date Our reference Re	19 October 2005 K. Dijkstra /nh General Credit Offer			Fortis Bank (Nederland) N.V. Business Centre IJsselland Snipperlingsdijk 10-20 Postbus 81
7400 AS Deventer
	Gentlemen,			Telefoon
0570-558150
	We hereby confirm that we are prepared to provide for the following credit arrangement:			Fax 0570-625775

	A.	A current account facility with a limit of EUR 300,000,--
(in writing: three hundred thousand Euros).
		Credit receiver	: Mefiag B.V.
		Objective	: renovation of business property, located and established at
Magnesiumweg 2 in Heerenveen, the Netherlands
		Availability	: The credit will be made available to you by means of invoices,
: made expedient to us by the constructor.

The aforementioned facility is at your disposal until further notice, but at the latest until 1 April 2016.

	B.	A loan in the amount of EUR 1,000,000,--
(in writing: one million Euros).
		Credit receiver	: Mefiag B.V.
		Objective	: renovation of business property located and established at
Magnesiumweg 2 in Heerenveen, the Netherlands
		Interest and duration	: 3.82% per annum until 01-01-2016
As a result of fluctuations on the money and capital market, the percentage mentioned is valid until, at the latest, 26 October 2005.
		Interest	: due per calendar quarter afterwards, the first time on 01-01-2006

Initials bank	Initials

Fortis Bank (Nederland) N.V., gevestigd te/established at Rotterdam, Handelsregister/Trade register nr. 30064791

Date Page Re	Mefiag B.V. attn. The Management 19 October 2005 2 General Credit Offer	Solid partners, flexible solutions

	Redemption	: EUR 25,000 quarterly due afterwards, as such
for the first time on 01-04-2006.
	End date	: 01-01-2016, on which date the loan should be completely settled.

The loan should be taken up in full at the latest by 01-04-2006.

The payments should be settled with a current account in the name of the Credit Receiver and in such a way that the bank has the respective due amounts at its disposal on the expiry dates

The total amount of this loan to the amount of EUR 1,000,000 will be held in a Deposit Account. After payment of the Construction, invoices from your current account upon presentation of the invoiced amount, excluding VAT, will be reimbursed from the deposit.

The handling provision amounts to EUR 3,250.

The following conditions will apply until further notice:

Sub A	Debit interest annually 0.7% on top of the 1-month EURIBOR rate

0.125% turnover provision on the highest amount of the current account in a calendar quarter.

Handling provision is a single charge and will be charged when taking up the respective loan.

The other interests and/or provisions mentioned will be charged per calendar quarter afterwards.

As further surety for the compliance with all issues due to us by yourself at any given time and by whichever virtue, we will receive:

-	A positive/negative mortgage statement on the untaxed registered goods
Magnesiumweg 2 in Heerenveen, the Netherlands.

The risk-bearing property of your partnership(s), (the sum of: (i) the placed and deposited stock capital, increased with the freely payable reserves / deducted profit, and decreased with immaterial assets, activated losses, inter-company claims and claims on stockholders and (ii) the amount of loans and advances, provided by (a) third party/parties to Credit Receiver(s), which, as a result of agreements also entered into with the bank, will be subordinated to the claims from the bank on

Initials bank	Initials

Fortis Bank (Nederland) N.V., gevestigd te/established at Rotterdam, Handelsregister/Trade register nr. 30064791

Date Page Re	Mefiag B.V. attn. The Management 19 October 2005 3 General Credit Offer	Solid partners, flexible solutions

The Credit Receiver(s)) in accordance with the balance, will never amount to less than 35% of the total balance.

The bank reserves the right to reconsider the continuation of this Credit Arrangement if a substantial change occurs, especially in case of modifications in the stockholders’ setup and/or the management and/or the financial structure and/or the profitability of Mefiag B.V.

The earnings after taxes will at least amount to EUR 200,000 annually.

The standards for the financial ratios in this Credit Offer Letter or other credit documentation are established on the basis of the accepted regulations as currently applicable to you and as widely accepted for financial reporting. If these regulations are modified at any given time, or (based on international developments such as the materialisation of International Financial Reporting Standards IFRS) if other regulations will be used as a result of which the outcome of stated rations – in otherwise equal circumstances - would change, you are obliged to immediately inform this bank on the nature and consequences of the modified regulations. To that means you should present our bank with a comparison of a calculation of mentioned ratios on the basis of regulations currently in use for financial reporting, as well as a calculation on the basis of the new regulations. Our bank is in said case entitled to, once again, establish the standards for or the calculation method of said financial ratios. Before we will do so, we will consult you in order to enable you to inform us regarding your vision about the new standards.

On our legal relationship the General Conditions and the General Credit Conditions of our bank also apply, which are considered to be an integral part of this General Credit Offer. Copies thereof are enclosed. By accepting this General Credit Offer, you declare to have received and agreed with said conditions.

By accepting this General Credit offer you expressly declare that no existing obligations towards third parties are infringed.

If you agree with the aforementioned Credit Arrangement offer, we kindly request you to initial the enclosed second copy of this General Credit Offer on each page and to lawfully sign the last page, date it and return it to us.

Initials bank	Initials

Fortis Bank (Nederland) N.V., gevestigd te/established at Rotterdam, Handelsregister/Trade register nr. 30064791

Date Page Re	Mefiag B.V. attn. The Management 19 October 2005 4 General Credit Offer	Solid partners, flexible solutions

Enclosed you can find the following document:
-                positive/negative mortgage statement
We would gladly like to receive all copies of this document lawfully signed and dated in return.

This offer is valid until two weeks after the date of this General Credit Offer.

Should you, after reading this General Credit Offer, have any further questions then we are gladly prepared to answer and/or amplify them. If that is the case, we request that you contact Mrs. K. Dijkstra.

Sincerely,
Fortis Bank (Nederland) N.V.

/s/ K. Dijkstra	As agreed:

Management:

Credit receiver:	Mefiag B.V.
Signature:

/s/ J.D.H Huizinga
Name authorized person:	J.D.H. Huizinga
Date:
10-19-05

Appendix:	Second copy of this General Credit Offer General Conditions
General Credit Conditions
Positive/Negative mortgage statement

Fortis Bank (Nederland) N.V., gevestigd te/established at Rotterdam, Handelsregister/Trade register nr. 30064791